Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (November 9, 2005)

INTERPUBLIC ANNOUNCES THIRD QUARTER

AND YEAR TO DATE RESULTS

Summary:

•	Revenue

Third quarter 2005 revenue of $1.44 billion, a decrease of 2.6% organically and 3.3% due to net business dispositions. Accordingly, revenue was down 5.1% compared to the same period a year ago. All references to 2004 results are as restated.

Revenue of $4.39 billion for the first nine months of 2005, a decrease of 0.7% and flat organically compared to the first nine months of 2004.

•	Operating and Net Results

Third quarter operating loss of $96.8 million, compared to a loss of $304.8 million in the same period in 2004. Net loss of $101.5 million, or ($0.24) per share in the current third quarter, compared to a net loss of $501.5 million, or ($1.21) per share a year ago.

Year-to-date operating loss of $136.4 million, compared to a loss of $405.6 million in the same period in 2004. Net loss of $240.9 million, or ($0.57) per share for the first nine months of 2005, compared to a net loss of $683.5 million, or ($1.65) per share a year ago. 2004 results include significant impairment and other charges.

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

“Organic revenue performance for the first nine months of 2005 was flat and we expect a modest decline for the full year. We have taken steps to improve our growth prospects by making management changes and upgrades at a number of key operating units,” said Michael I. Roth, Chairman and CEO of Interpublic. “However, client losses that took place during the past 12 months will continue to affect our comparative results over the next few quarters.”

Mr. Roth added, “We continued to see the very high level of professional fees that we have been incurring throughout this year. These are a necessary investment to remediate the company’s financial control environment and build effective shared services solutions. Those levels of spending should step down substantially in 2006 and then again in 2007. Improving organic growth and improving margins will be our top priorities as we head into the new year.”

Third Quarter 2005 Operating Results

Revenue

Revenue decreased 5.1% in the third quarter of 2005 to $1.44 billion, compared with the year-ago period. This reflects a benefit of foreign currency translation of 0.9%, net divestitures of 3.3% and organic decline in revenue of 2.6%. The organic revenue change was due to two major factors: client losses and deferrals of revenue from the third quarter into the fourth quarter due to application of new revenue recognition policies, which the company implemented as part of its recent restatement.

In the United States, reported revenue declined 5.5%, including an organic decrease of 5.0%, compared to the third quarter in 2004. Non-U.S. reported revenue decreased 4.4% in the third quarter of 2005 compared to 2004. Currency effect was 2.1%, net divestitures had a negative impact of 7.0% and the resulting organic revenue growth was 0.5%.

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

Operating Expenses

During the third quarter of 2005, salary and related expense was $963.8 million, an increase of 4.2% compared to the same period in 2004. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses increased 4.1%. This increase reflects hiring of global finance staff to improve the accounting and control environment, shared services personnel, as well as increased headcount at certain units to support revenue gains. Additionally, higher severance expense also contributed to this increase, but was partially offset by lower incentive compensation expense.

Compared to the same period in 2004, third quarter 2005 office and general expense increased 3.4% to $575.4 million. Adjusted for currency and the effect of net divestitures, office and general expenses increased 10.0%. This increase reflects a significant increase in professional fees related to the restatement process and shared services initiatives.

Non-Operating and Tax

Benefit for income taxes in the third quarter of 2005 was $29.9 million, compared to a provision for income taxes of $130.0 million in the same period of 2004. The company’s tax rate in both periods was adversely affected by losses incurred in non-U.S. jurisdictions with tax benefits at rates lower than U.S. statutory rates or no tax benefit to the company.

Balance Sheet

At September 30, 2005, cash, cash equivalents and marketable securities totaled $1.35 billion, compared to $1.46 billion at the same point in 2004. At the end of the third quarter of 2005, total debt was $2.3 billion, the same level as at September 30, 2004. In keeping with its stated commitment to a conservative approach to financial management, after the end of this year’s third quarter, the company completed an offering of $525 million of convertible preferred stock. The company’s debt maturity schedule provides it with significant financial flexibility, as no maturities are due until 2008.

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

Year-to-Date 2005 Operating Results

Revenue

Compared with the first nine months of 2004, revenue decreased 0.7% in 2005 to $4.39 billion. This reflects a 1.2% benefit of foreign currency translation, offset by net divestitures of 1.9% and organic change in revenue that was essentially flat compared to 2004.

For 2005, reported revenue in the United States decreased 1.6%, net divestitures had a negative impact of 0.5% and the resulting organic decline in revenue was 1.1% compared to 2004. Non-U.S. reported revenue increased 0.4% in 2005 year to date compared to the same period in 2004. Currency effect was 2.8%, net divestitures had a negative impact of 3.7% and the resulting organic growth in revenue was 1.4%.

Operating Expenses

During the first nine months of 2005, salary and related expense was $2.89 billion, an increase of 6.7% compared to the same period in 2004. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses increased 6.6%. The increase reflects the hiring of global finance staff to improve the accounting and control environment, shared services personnel, as well as increased headcount at certain units to support new business.

Compared to 2004, office and general expense year-to-date in 2005 increased 1.3% to $1.64 billion. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses increased 4.7%, reflecting a significant increase in professional fees related to the restatement process and shared services initiatives.

Non-Operating and Tax

For 2005 year-to-date, provision for income taxes was $14.8 million, compared to $131.6 million in 2004. The company’s tax rate in both periods was adversely

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

affected by losses incurred in non-U.S. jurisdictions with tax benefits at rates lower than U.S. statutory rates or no tax benefit to the company.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries: Julie Tu (212) 827-3776	Media, Analysts, Investors: Philippe Krakowsky (212) 704-1328	Analysts, Investors: Jerry Leshne (212) 704-1439

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2004 Annual Report on Form 10-K/A under Item 1, Business—Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatement of prior period financial statements;
•	our ability to satisfy covenants under our syndicated credit facilities;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2004 Annual Report on Form 10-K/A under Item 1, Business—Risk Factors.

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2005 AND 2004 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended September 30,		Fav. (Unfav.)

		Restated
	2005	2004	% Variance
Revenue
United States	$818.4	$866.4	(5.5)
International	623.8	652.7	(4.4)
Total Revenue	1,442.2	1,519.1	(5.1)

Operating (Income) Expenses
Salaries and Related Expenses	963.8	925.3	(4.2)
Office and General Expenses	575.4	556.3	(3.4)
Restructuring Charges (Reversals)	(0.9)	1.1	181.8
Long-Lived Asset Impairment and Other Charges	0.7	307.6	99.8
Motorsports Contract Termination Costs	--	33.6	--
Total Operating Expenses	1,539.0	1,823.9	15.6

Operating Loss	(96.8)	(304.8)	68.2

Expenses and Other Income
Interest Expense	(47.2)	(42.7)
Debt Prepayment Penalty	(1.4)	--
Interest Income	21.8	11.1
Investment Impairments	(1.5)	(33.8)
Other Income (Expense)	0.9	(0.7)
Total Expenses and Other Income	(27.4)	(66.1)

Loss from Continuing Operations before Provision for Income Taxes	(124.2)	(370.9)

Provision for (benefit of) Income Taxes	(29.9)	130.0
Loss from Continuing Operations of Consolidated Companies	(94.3)	(500.9)
Income Applicable to Minority Interests (net of tax)	(4.6)	(4.4)
Equity in Net Income of Unconsolidated Affiliates (net of tax)	2.4	2.3
Loss from Continuing Operations	(96.5)	(503.0)

Dividends on Preferred Stock	5.0	5.0

Net Loss from Continuing Operations	(101.5)	(508.0)
Income from Discontinued Operations (net of tax)	--	6.5
Net Loss Applicable to Common Stockholders	$(101.5)	$(501.5)

Loss Per Share of Common Stock:
Basic and Diluted
Continuing Operations	$(0.24)	$(1.22)
Discontinued Operations	--	.02
Total*	$(0.24)	$(1.21)
Dividend per share	--	--

Weighted Average Shares:
Basic and Diluted	425.3	415.4
* Does not add due to rounding

 Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2005 AND 2004 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Nine Months Ended September 30,		Fav. (Unfav.)

		Restated
	2005	2004	% Variance
Revenue
United States	$2,485.3	$2,526.3	(1.6)
International	1,903.4	1,895.0	0.4
Total Revenue	4,388.7	4,421.3	(0.7)

Operating (Income) Expenses
Salaries and Related Expenses	2,893.0	2,710.5	(6.7)
Office and General Expenses	1,641.1	1,619.8	(1.3)
Restructuring Charges (reversals)	(9.7)	66.6	114.6
Long-Lived Asset Impairment and Other Charges	0.7	316.4	99.8
Motorsports Contract Termination Costs	--	113.6	--
Total Operating Expenses	4,525.1	4,826.9	6.3

Operating Loss	(136.4)	(405.6)	66.4

Expenses and Other Income
Interest Expense	(137.1)	(128.6)
Debt Prepayment Penalty	(1.4)	--
Interest Income	53.2	31.3
Investment Impairments	(5.1)	(37.0)
Other Income	20.0	2.8
Total Expenses and Other Income	(70.4)	(131.5)

Loss from Continuing Operations before Provision for Income Taxes	(206.8)	(537.1)

Provision for Income Taxes	14.8	131.6
Loss from Continuing Operations of Consolidated Companies	(221.6)	(668.7)
Income Applicable to Minority Interests, net of tax	(9.5)	(11.2)
Equity in Net Income of Unconsolidated Affiliates (net of tax)	5.2	4.7
Loss from Continuing Operations	(225.9)	(675.2)

Dividends on Preferred Stock	15.0	14.8

Net Loss from Continuing Operations	(240.9)	(690.0)
Income from Discontinued Operations (net of tax)	--	6.5
Net Loss Applicable to Common Stockholders	$(240.9)	$(683.5)

Loss Per Share of Common Stock:
Basic and Diluted
Continuing Operations	$(0.57)	$(1.67)
Discontinued Operations	--	.02
Total	$(0.57)	$(1.65)
Dividend per share	--	--

Weighted Average Common Shares:
Basic and Diluted	424.7	414.4

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax